August 12, 2010

James E. Hohmann, CEO
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

Re: Forbearance Agreement/Dividend Reduction

Dear Jim:

You will recall we executed a Forbearance Agreement effective until August 31, 2010 in regard to the royalty agreement between the Iowa Farm Bureau Federation ("IFBF") and the insurance companies that are managed by FBL using the Farm Bureau name, Farm Bureau Property & Casualty Insurance Company and Farm Bureau Life Insurance Company (hereinafter "Insurance Companies"). Paragraph 9(d) of the royalty agreement states that a reduction in the quarterly dividend by FBL below $.10 per quarter creates a power of termination of the agreement on the part of IFBF.

Upon your request, and after reviewing the current situation, IFBF is willing to extend the term of the Forbearance Agreement and thereby continue to forego IFBF's right of termination through March 31, 2010. This continued forbearance is conditioned upon:

1. No reduction in the quarterly dividend below $0.0625 per share through March 31, 2011; and
2. An acknowledgment on behalf of the Insurance Companies that IFBF is waiving no rights or claims under the royalty agreement by this continued forbearance.

If you wish to accept the terms of this offer of continued forbearance on behalf of the Insurance Companies, please acknowledge the same by signing below.

Sincerely yours,

/s/ CRAIG A. LANG

Craig Lang
President, Iowa Farm Bureau Federation

Acceptance:

The undersigned, as CEO of FBL Financial Group, Inc., Farm Bureau Life Insurance Company and Farm Bureau Property & Casualty Insurance Company, does acknowledge agreement to the terms of the forbearance set forth above.

/S/ JAMES E. HOHMANN
____________________________________
James E. Hohmann, CEO